Exhibit 99.1

Rekor Systems Announces Preliminary Third Quarter 2020 Revenues

Company achieves more than 35% revenue growth in Q3 2020 over the same quarter in 2019

COLUMBIA, MD – October 28, 2020 - Rekor Systems, Inc. (NASDAQ:REKR) ("Rekor") (“the Company”), a Maryland-based company providing real-time roadway intelligence through AI-driven decisions, announced today that it expected gross revenue to be above $2.1 million for the third quarter of 2020, which represents more than 35% growth from the same quarter of 2019. Additionally, revenue for the nine months ended September 30, 2020, is expected to be approximately $6.4 million, which represents more than 60% growth from the nine months ended September 30, 2019. The Company saw an approximate $0.6 million decrease in revenue from the third quarter 2020 compared to the second quarter of 2020 due, in part, to project delays as a result of COVID-19 and extended negotiations related to certain new customers.

In the third quarter, Rekor issued a cash payment to retire the remaining $4.9 million outstanding balance of its 2019 Promissory Notes, significantly eliminating the Company’s remaining high interest debt obligations. Detailed information concerning these transactions is contained in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “SEC”) on September 17, 2020.

“Our results in the third quarter have demonstrated a remarkably high level of growth on a year-over-year basis, especially in the performance of our higher margin technology business,” said Eyal Hen, Rekor CFO. “We believe this is a testament to the strategic realignment of the Company that has focused on the longer-term drivers of demand from our commercial and government segments. Our sale of non-core assets positions us as a 100% technology focused organization with eCommerce as a key channel. Rekor’s go-to-market strategy intends to reach a global customer base with frictionless transactions and gives us great confidence moving forward.”

The Company has made continued progress in the implementation of its go-to-market strategy -- expanding the market for its products and services. In the third quarter it announced the launch of Rekor One -- a single source for roadway intelligence, an iPhone and Android mobile vehicle-recognition application for commercial users, and its selection by Mastercard to help deliver its AI Powered Drive Through Platform.

The financial data and other information disclosed in this press release are unaudited. The financial data contained in this press release is partial and preliminary and does not include all disclosures required by accounting principles generally accepted in the United States of America. The results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020. This release should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K (the “Annual Report”) for the year ended December 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2020 (the “Quarterly Reports”) as previously filed with the SEC. Actual results in future periods may differ materially from expectations due to a number of risks and uncertainties, including those risk factors disclosed in the Annual Report and Quarterly Reports.

Following the issuance of the full third quarter financial results on Monday. November 9, 2020, Rekor has scheduled a conference call to discuss these results also on Monday, November 9, 2020 at 4:00 P.M. (Eastern).

All interested parties may listen to a live webcast of the call at:
Online: https://www.webcaster4.com/Webcast/Page/2523/38459
By phone: Toll Free: 877-407-8033 or International: 201-689-8033

An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.

To learn more about Rekor, please visit www.rekor.ai.

About Rekor Systems, Inc.

Rekor (Nasdaq: REKR) is a Maryland-based company providing real-time roadway intelligence through AI-driven decisions. Rekor bridges commercial and government sectors with actionable, real-time vehicle recognition data to enable faster, better informed decisions with greater outcomes. Rekor is transforming industries like Public Safety, Customer Experience, and Smart Cities in more than 70 countries across the globe with smarter, quicker, cost-competitive vehicle recognition solutions for security, revenue discovery and recovery, public safety, electronic toll collection, brand loyalty, parking operations, logistics, and traffic management. We use the power of artificial intelligence to analyze video streams and transform them into AI-driven decisions. Our machine learning software can turn most IP cameras into highly accurate and affordable vehicle recognition devices used to help protect lives, increase brand loyalty, and enhance operations and logistics, without the need to install expensive new infrastructure. We make what was once considered impossible, possible. To learn more please visit our website: http://www.rekor.ai

Forward-Looking Statements

This press release includes statements concerning Rekor Systems, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including preliminary information regarding Rekor's gross revenues. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the SEC. Important factors that could have such a result include a decline or weakness in general economic conditions, an outbreak of hostilities, the ongoing pandemic and responses thereto related to COVID-19, a decline or volatility in the securities markets or regulatory changes or other adverse developments with respect to the markets for the Company’s products and services or an inability to obtain adequate financing. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media Contact:
Robin Bectel
REQ For Rekor Systems
rekor@req.co

Investor Contact:
Charles Degliomini
Rekor Systems, Inc.
ir@rekor.ai